Exhibit 10.6

TAX RECEIVABLE AGREEMENT

among

EROCK, INC.,

a Delaware corporation,

ENCHANTED ROCK HOLDINGS, LLC,

a Delaware limited liability company,

and

CERTAIN OTHER PERSONS NAMED HEREIN

dated as of [●], 2026

i

Table of Contents (continued)

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2026, is entered into by and among ERock, Inc., a Delaware corporation (“PubCo”), Enchanted Rock Holdings, LLC, a Delaware limited liability company (the “Company”), each of the TRA Holders, and the TRA Representative.

RECITALS

WHEREAS, the Company is classified as a partnership for U.S. federal (and applicable state and local) Tax purposes;

WHEREAS, the Unblocked TRA Holders directly own Class B Units and/or Class M Units;

WHEREAS, the Blocked TRA Holders hold, and will continue to hold until the effective time of the Blocker Mergers, Class A Units indirectly through the Blockers;

WHEREAS, PubCo is the managing member of the Company;

WHEREAS, pursuant to the Transaction Agreements, (i) newly formed Subsidiaries of PubCo will merge with and into each of the Blockers, with each Blocker surviving and with each Blocked TRA Holder receiving Class A Shares, and (ii) immediately after each merger described in clause (i), each Blocker will merge with and into PubCo, with PubCo surviving (the steps described in clauses (i) and (ii), the “Blocker Mergers”);

WHEREAS, as a result of the transactions set forth in the Transaction Agreements (including the Blocker Mergers), PubCo will become the owner of the Class A Units held by the Blockers;

WHEREAS, each Unblocked TRA Holder has the right to require the Company to redeem the Unblocked TRA Holders’ Class B Units and/or Class M Units (which shall first be converted into Class B Units in the manner described in Sections 11.1(a)(ii) and 11.1(d)(i) of the LLC Agreement) in exchange for Class A Shares and/or cash (at the option of the Company, exercised by PubCo in its capacity as the managing member of the Company) pursuant to Article XI of the LLC Agreement;

WHEREAS, pursuant to Section 11.7 of the LLC Agreement, each of the Company and each of its direct or indirect Subsidiaries (if any) that is classified as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code for the Taxable Year that includes the Blocker Mergers and for each Taxable Year in which an Exchange occurs;

WHEREAS, the liability of PubCo in respect of Taxes may be reduced by (i) any Tax Assets with respect to the Blockers and (ii) any Tax Assets arising as a result of an Exchange; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits Attributable to the Tax Assets on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DETERMINATION OF REALIZED TAX BENEFIT

Section 1.01 Realized Tax Benefit and Realized Tax Detriment. Except as otherwise expressly provided in this Agreement, the parties intend that, for each Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability over the Actual Tax Liability (such excess, the “Realized Tax Benefit”) or (b) the Actual Tax Liability over the Hypothetical Tax Liability (such excess, the “Realized Tax Detriment”) shall measure the decrease or increase (respectively) in the Actual Tax Liability for such Taxable Year that is Attributable to the Tax Assets, determined using a “with-and-without” methodology (treating the Tax Assets as the last Tax attributes used in such Taxable Year). If all or a portion of the Actual Tax Liability for a Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination with respect to that portion of the Actual Tax Liability (and that portion of the Actual Tax Liability shall be included in determining the Realized Tax Benefit or Realized Tax Detriment for the Taxable Year in which that Determination occurs, even if the Determination pertains to a different Taxable Year).

Section 1.02 Assumptions, Conventions, and Principles for Calculations. The “Actual Tax Liability” shall be the sum of (i) the total Tax liability of PubCo as reflected on the relevant Corporate Tax Return and (ii) without duplication of any amounts described in clause (i), the Imputed Underpayment Share (in each case, without regard to any reduction on account of estimated Tax payments and overpayments of Tax from a prior Taxable Year). In calculating the Actual Tax Liability for a particular Taxable Year, PubCo shall use the following assumptions, conventions, and principles (and, to the extent not inconsistent, such reasonable methods as PubCo determines):

(a) Treatment of Tax Benefit Payments.

(i) Generally. Tax Benefit Payments shall be treated in part as Imputed Interest and the balance (x) in the case of a payment to a Blocked TRA Holder, as “other property or money” within the meaning of Section 356(a)(1)(B) of the Code and (y) in the case of any other payment under this Agreement, as an upward adjustment to the purchase price for the relevant Class B Units.

(ii) Deductibility of Imputed Interest. To the extent all or a portion of a Tax Benefit Payment is treated as Imputed Interest and the interest expense is not fully deductible in the Taxable Year in which the relevant Tax Benefit Payment is made (including as a result of Section 163(j) of the Code), the portion of the Imputed Interest that is not deductible in that Taxable Year (the “Imputed Interest Carryforward”) shall be treated as a carryforward or carryback in the manner described in Section 1.02(b).

(iii) Additional Basis Adjustments. No payment to a Blocked TRA Holder under this Agreement shall give rise to additional Basis Adjustments. The portion of a Tax Benefit Payment to an Unblocked TRA Holder that is not treated as Imputed Interest shall be treated as giving rise to further Basis Adjustments to Adjusted Assets in the Taxable Year of payment, which further Basis Adjustments shall be incorporated into the current and future Taxable Year calculations.

(iv) Determinations. To the extent a Determination is materially inconsistent with the intended Tax treatment set forth in Section 1.02(a)(i) through (iii), PubCo and the TRA Representative shall cooperate in good faith to modify the provisions of Section 1.02(a)(i) through (iii) as reasonably required to reflect that Determination.

(b) Carryforwards and Carrybacks. Carryforwards or carrybacks of any items that are Attributable to a Tax Asset and any Imputed Interest Carryforwards shall be treated in the manner described in the Code and the Treasury Regulations governing the use, limitation, and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any item includes a portion that is Attributable to a Tax Asset and another portion that is not, the portion Attributable to the Tax Asset shall be considered to be used in accordance with the “with-and-without” methodology (and treating the portion Attributable to the Tax Asset as the last Tax attribute used in such Taxable Year). The rules of this Section 1.02(b) shall be applied for purposes of calculating Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local Taxes solely by reference to the U.S. federal rules governing the use, limitation, and expiration of carryforwards or carrybacks (without taking into account any jurisdiction-specific U.S. state or local rules).

(c) State and Local Taxes.

(i) Assumed SALT Liability. For purposes of calculating the Actual Tax Liability with respect to a Taxable Year, PubCo shall assume that PubCo’s state and local Tax liability (the “Assumed SALT Liability”) equals the product of (x) the taxable income and gain determined for the Taxable Year in accordance with this Agreement and (y) the Assumed State and Local Tax Rate.

(ii) No Jurisdiction-Specific Adjustments. Notwithstanding anything to the contrary in this Agreement, the determination of the Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local Taxes shall not take into account jurisdiction-specific U.S. state and local adjustments to the U.S. federal taxable income or to the U.S. federal rules regarding the use of Tax attribute carryforwards or carrybacks. The provisions of Section 2.05 shall be applied solely by reference to U.S. federal Tax consolidation, and a transferee’s status as a member of a Consolidated Group with PubCo for U.S. state, local, or non-U.S. Tax purposes shall be disregarded for all purposes of this Agreement.

(iii) Federal Tax Deductibility. To avoid double-counting (as a result of the assumed deductibility of state and local Taxes in determining the Assumed State and Local Tax Rate), for purposes of calculating PubCo’s liability for U.S. federal Taxes, U.S. state and local Taxes shall be assumed not to be deductible by PubCo for U.S. federal Tax purposes.

(d) Applicable Principles of Section 734(b) Exchanges.

(i) General Rule. Notwithstanding anything to the contrary in this Agreement, the treatment set out in Section 1.02(a) shall not apply to payments hereunder to the Unblocked TRA Holders in respect of a Section 734(b) Exchange by an Unblocked TRA Holder.

(ii) The parties intend that (A) if an Unblocked TRA Holder has made a Section 734(b) Exchange, it shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments under this Agreement in respect of that Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to that Basis Adjustment only to the extent that Basis Adjustment is allocable to PubCo following that Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to PubCo, then the relevant Unblocked TRA Holder shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, the Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in clause (B) in the previous sentence shall be reported and treated as a Basis Adjustment for purposes of this Agreement.

(iii) Payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(e) Treatment of State and Local and Non-U.S. Taxes. Except as otherwise expressly provided in this Agreement (including Section 1.02(c)), the provisions of this Agreement, including the assumptions, conventions, and principles with respect to the determination of income and gain, shall apply to state and local and non-U.S. Tax matters mutatis mutandis.

Section 1.03 Procedures Relating to Calculation of Tax Benefits.

(a) Preparation and Delivery of Schedules.

(i) Initial Asset Schedule and Exchange Basis Schedule.

(A) Initial Asset Schedule. Within one hundred twenty (120) days after the date of the filing of the U.S. federal income Tax Return of PubCo for the Taxable Year in which the Blocker Mergers occur, PubCo shall deliver to the TRA Representative a schedule (the “Initial Asset Schedule”) that shows, in reasonable detail, (x) a summary of Tax Assets resulting from the Blocker Mergers, (y) any Basis Adjustment with respect to the Adjusted Assets as a result of the Blocker Mergers, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. PubCo shall prepare the Initial Asset Schedule in good faith based on the most recent information provided by the Blocked TRA Holders to PubCo. The calculations required by this Agreement shall be made in accordance with the Initial Asset Schedule.

(B) Exchange Basis Schedule. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of PubCo for each Taxable Year in which any Exchange has occurred, PubCo shall deliver to the TRA Representative a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges that occurred in such Taxable Year and all prior Taxable Years ending after the date of this Agreement, calculated (x) in the aggregate and (y) with respect to Exchanges by each TRA Holder, the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. The calculations required by this Agreement shall be made in accordance with the Exchange Basis Schedule.

(ii) Tax Benefit Schedule. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of PubCo for any Taxable Year ending after the date of this Agreement in which there is a Realized Tax Benefit or Realized Tax Detriment, PubCo shall provide to the TRA Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”) together with Amended Initial Asset Schedule and/or Exchange Basis Schedule, as applicable, reflecting the cumulative use of Tax Assets through the end of such Taxable Year.

(iii) Supporting Material; Review Right. Each time PubCo delivers to the TRA Representative the Initial Asset Schedule, Exchange Basis Schedule, Early Termination Schedule, or a Tax Benefit Schedule (or at such other times as the TRA Representative may reasonably request), PubCo shall also deliver supporting material to the TRA Representative. The supporting material shall include schedules and work papers providing reasonable detail regarding the preparation of the schedules and allow the TRA Representative reasonable access, at no cost to the TRA Representative, to the appropriate representatives at PubCo and, if applicable, the Advisory Firm in connection with a review of such schedules or workpapers. Without limiting the generality of the preceding sentence, PubCo shall ensure that any schedule that is delivered to the TRA Representative identifies any material assumptions or operating procedures or principles that were used for purposes of preparing such schedule.

(iv) Preparation Costs. PubCo shall bear all costs and expenses incurred in connection with the provision and preparation of the Initial Asset Schedule, the Exchange Basis Schedules, and the Tax Benefit Schedules in compliance with this Agreement.

(b) Objection to, and Finalization of, Schedules. Each Initial Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.03(c), shall become final and binding on all parties thirty (30) days after the TRA Representative receives that Initial Asset Schedule, Exchange Basis Schedule, Tax Benefit Schedule, or applicable Amended Schedule, unless the TRA Representative, within that thirty (30) day period, (i) provides PubCo with written notice of one or more material objections to that schedule made in good faith, together with a detailed written explanation of the objection and the TRA Representative’s alternative approach to the matter to which the TRA Representative is objecting (an “Objection Notice”) or (ii) provides PubCo with a written confirmation of its agreement to that schedule (in which case such schedule shall become final and binding on the date the waiver is received by PubCo). If PubCo and the TRA Representative are unable to successfully resolve one or more issues raised in the Objection Notice within thirty (30) days after receipt by PubCo of the Objection Notice, PubCo and the TRA Representative shall, unless they otherwise agree in writing within such thirty (30) day period, employ the Dispute Resolution Procedures as described in Section 6.09 (the “Dispute Resolution Procedures”).

(c) Amendment of Schedules. PubCo shall, after finalization of any Initial Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule in accordance with Section 1.03(b), amend each such schedule, (i) if PubCo identifies (or if the TRA Representative notifies PubCo of) any material inaccuracies in any such schedule, (ii) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, including any such change Attributable to either a carryback or carryforward of a Tax item to such Taxable Year or to an amended Tax Return filed with respect to such Taxable Year, (iii) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement, (iv) to comply with the Expert’s or the Arbitrators’ determination under the Dispute Resolution Procedures, or (v) in connection with a Determination affecting such schedule (any schedule amended in accordance with this Section 1.03(c), an “Amended Schedule” or, as applicable, an “Amended Initial Asset Schedule,” “Amended Exchange Basis Schedule,” or “Amended Tax Benefit Schedule”). PubCo shall deliver each Amended Schedule to the TRA Representative within sixty (60) days after the occurrence of the event referenced in any of clauses (i) through (v) of the preceding sentence. Any Amended Schedule shall be (x) subject to the finalization procedures set forth in Section 1.03(b) and the Dispute Resolution Procedures set forth in Section 6.09 and (y) delivered to the TRA Representative.

ARTICLE II

TAX BENEFIT PAYMENTS, THE CONSOLIDATED GROUP, AND TRANSFERS OF CORPORATE ASSETS

Section 2.01 Payments.

(a) General Rule. PubCo shall pay to each TRA Holder for each Taxable Year the Tax Benefit Payment that is Attributable to that TRA Holder at the times set forth in Section 2.01(b). For purposes of this Section 2.01(a), the amount of a Tax Benefit Payment that is Attributable to a TRA Holder shall be determined by multiplying (i) the aggregate Tax Benefit Payment for the Taxable Year by (ii) a fraction (x) the numerator of which is the aggregate amount of all Tax Assets available for use in the Taxable Year that are Attributable to (1) Exchanges by the TRA Holder (determined with respect to each separate Exchange on a Unit-by-Unit basis), (2) payments to such TRA Holder under this Agreement (determined with respect to each separate payment), and (3) the TRA Holder’s ownership in a Blocker (determined with respect to each Blocker (or, after the Blocker Mergers, PubCo)), calculated, in each case, using a “with-and-without” methodology (and treating the Tax Assets as the last Tax attributes used in such Taxable Year) and (y) the denominator of which is the aggregate amount of all Tax Assets available for use in the Taxable Year.

(b) Timing of Tax Benefit Payments. PubCo shall make each Tax Benefit Payment not later than five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Representative becomes final in accordance with Section 1.03(b).

(c) Cap on Payments. If an Unblocked TRA Holder Exchanges, in a particular Exchange, a number of Units that is at least five percent (5%) of the total Units outstanding (as of the time of that Exchange), that Unblocked TRA Holder may elect, by including in the Elective Exchange Notice with respect to that Exchange (delivered in accordance with Section 11.1(a) of the LLC Agreement), to limit the aggregate Tax Benefit Payments (including any Additional Amounts) made to that Unblocked TRA Holder in respect of that Exchange to fifty percent (50%) of the gross consideration received by that Unblocked TRA holder in connection with that Exchange.

Section 2.02 No Duplicative Payments. The provisions of this Agreement are not intended to, and shall not be construed to, result in duplicative payment of any amount (including interest) required under this Agreement.

Section 2.03 Order of Payments. If for any reason (including the lack of sufficient Available Cash) PubCo does not fully satisfy its obligations to make all payments due under this Agreement in a particular Taxable Year, then (a) the TRA Holders shall receive payments under this Agreement in respect of such Taxable Year in the same proportion as they would have received if PubCo had been able to fully satisfy its payment obligations, without favoring one TRA Holder over the other TRA Holders, and (b) no payment under this Agreement shall be made in respect of any subsequent Taxable Year until all payments under this Agreement in respect of all prior Taxable Years have been made in full.

Section 2.04 No Escrow or Clawback; Reduction of Future Payments. No amounts due to a TRA Holder under this Agreement shall be escrowed, and no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made to it. No TRA Holder shall be required to make a payment to PubCo on account of any Realized Tax Detriment. If a TRA Holder receives amounts in excess of its entitlements under this Agreement (including as a result of an audit adjustment or Realized Tax Detriment), future payments to that TRA Holder under this Agreement shall be reduced until the amount received by the TRA Holder equals the amount the TRA Holder would have received had it not received the amount in excess of such entitlements.

Section 2.05 Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) Admission of PubCo into a Consolidated Group. If PubCo or any of its Subsidiaries is or becomes a member of a Consolidated Group or would be eligible to become a member of that Consolidated Group at the election of one or more members of that Consolidated Group, then (i) the provisions of this Agreement shall be applied with respect to that Consolidated Group as a whole and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items in this Agreement shall be computed with reference to the consolidated taxable income of that Consolidated Group as a whole.

(b) Carryover-Basis Transfers; Assumption of Obligations.

(i) Transfers of Adjusted Assets. Except as provided in Section 2.05(b)(iii), if PubCo, the Company, or any of their respective Subsidiaries transfers one or more Adjusted Assets to a corporation (other than, solely in the case of PubCo and PubCo’s Subsidiaries, a transferee corporation that is a member of the same Consolidated Group as the transferor) or to a partnership that does not have an election under Section 754 of the Code effective for the Taxable Year of the transfer, then, in each case, for purposes of calculating the amount of any payment due under this Agreement, the transferor shall be treated as having disposed of such Adjusted Assets to an unrelated party for cash in a fully taxable transaction on the date of the transfer. Solely for purposes of this Section 2.05(b)(i), “Adjusted Assets” does not include any interests in a partnership (including any Units).

(ii) Transfers of Partnership Interests. Except as provided in Section 2.05(b)(iii), if (A) PubCo, the Company, or any of their respective Subsidiaries transfers interests in a partnership (including any Units) to a corporation that is not a member of the same Consolidated Group as the transferor, or (B) a partnership in which PubCo, the Company, or any of their respective Subsidiaries hold interests (including the Company) becomes classified as a corporation, then, for all purposes of this Agreement, effective immediately before that transfer or change in classification, the relevant partnership shall be treated as having, (1) disposed of the portion of its Adjusted Assets that is attributable to the portion of the transferred interests in a fully taxable transaction on the date of the transfer and (2) allocated all income, gain, or loss attributable to the disposition to the transferring member.

(iii) Exception for Certain Nonrecognition Transactions. If PubCo or any of its Subsidiaries transfers (A) any Adjusted Assets in a transaction that is described in Section 2.05(b)(i) or (B) interests in a partnership (including any Units) in a transaction that is described in Section 2.05(b)(ii)(A), then with the prior written consent of the TRA Representative (such consent not to be unreasonably withheld, conditioned, or delayed), (1) PubCo may cause such transferee to assume the obligation to make payments under this Agreement with respect to that Adjusted Asset or those interests in a partnership (including any Units) in a manner that does not change the amounts otherwise payable to the TRA Holders under this Agreement and (2) notwithstanding Section 2.05(b)(i) or Section 2.05(b)(ii), that transfer shall not be treated as a disposition in a taxable transaction.

(iv) Deconsolidation. In the event of a Deconsolidation, for purposes of calculating the amount of any payment due under this Agreement, the Deconsolidation Members shall be treated as having disposed of the relevant Deconsolidation Assets to an unrelated party for cash in a fully taxable transaction immediately before the effective time of the Deconsolidation for relevant Tax purposes. Notwithstanding the preceding sentence, with the prior written consent of the TRA Representative (such consent not to be unreasonably withheld, conditioned, or delayed), (A) PubCo may cause all Deconsolidation Members to assume the obligation to make payments under this Agreement with respect to the applicable Deconsolidation Assets in a manner that does not change the amounts otherwise payable to the TRA Holders under this Agreement and (B) that transfer shall not be treated as a disposition in a taxable transaction. In the event there are multiple Deconsolidation Members, PubCo and the TRA Representative may agree in writing to cause the preceding sentence to apply only with respect to one or more Deconsolidation Members.

(v) Rules of Application. For purposes of this Section 2.05(b):

(A) except as provided in Section 2.05(b)(iii)(B), the cash consideration deemed to be received by the transferor in a transaction described in Section 2.05(a) or Section 2.05(b) shall be deemed to equal the fair market value of the transferred asset(s) (taking into account the principles of Section 7701(g) of the Code);

(B) the cash consideration deemed to be received by the transferor in exchange for a partnership interest shall be deemed to equal the fair market value of the partnership interest increased by any liabilities (as defined in Section 1.752-1(a)(4) of the Treasury Regulations) of the partnership allocated to the transferor with regard to such transferred interest under Section 752 of the Code immediately after the transfer;

(C) unless expressly provided otherwise, (1) “ownership” in an entity includes direct and indirect ownership, (2) a “transfer” includes any direct or indirect transfers as well as any transfers that are treated as occurring for applicable Tax purposes, (3) a “corporation” includes any entity or arrangement classified as a corporation for U.S. federal income Tax purposes and any “publicly traded partnership” within the meaning of Section 7704 of the Code (determined without regard to Section 7704(c) of the Code), (4) a “partnership” includes any entity or arrangement classified as a partnership for U.S. federal income Tax purposes, and (5) references to any Person (including PubCo, the Company, or any of their respective Subsidiaries) shall include a reference to any other Person that is a partnership or a disregarded entity that is directly or indirectly owned by the referenced Person; and

(D) the transactions described in this Section 2.05(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for the relevant Taxable Year, with the “with-and-without” methodology applied (and treating the Tax Assets relevant to the transactions described in this Section 2.05(b) as the last Tax attributes used in such Taxable Year).

ARTICLE III

EARLY TERMINATIONS AND CHANGE OF CONTROL

Section 3.01 Early Termination Events.

(a) Elective Early Termination by PubCo.

(i) Elective Early Termination Event. PubCo may terminate all or a portion of the rights under this Agreement with respect to all or a portion of the Class B Units held (or previously Exchanged) by all (but not less than all) TRA Holders at any time (an “Elective Early Termination Event”) by (x) delivering an Early Termination Notice as provided in Section 3.02(a) and (y) paying the Early Termination Payment as provided in Section 3.03(a). If PubCo terminates less than all of the rights under this Agreement with respect to the TRA Holders, the Early Termination Payment shall be shared among the TRA Holders such that each TRA Holder receives the same proportion of the Early Termination Payment as each TRA Holder would have received had PubCo terminated all of the rights of the TRA Holders under this Agreement at that time.

(ii) Withdrawal of Early Termination Notice. PubCo may, in its sole discretion, withdraw an Early Termination Notice delivered with respect to an Elective Early Termination Event under this Section 3.01(a) at any time before the date on which the related Early Termination Payments become due and payable. PubCo may not withdraw an Early Termination Notice delivered with respect to a Deemed Early Termination Event.

(b) Deemed Early Termination.

(i) General Rule. Upon a Material Uncured Breach of this Agreement (a “Deemed Early Termination Event”), all obligations under this Agreement with respect to the Affected TRA Holders shall automatically be accelerated, and PubCo shall (A) deliver an Early Termination Notice and Early Termination Schedule to the TRA Representative as provided in Section 3.02(a) and (B) pay the Early Termination Payment to each Affected TRA Holder as provided in Section 3.03(a). PubCo shall deliver written notice to the TRA Representative promptly (and in any event within thirty (30) days) after PubCo becomes aware of any breach of this Agreement that has become, or that with the passage of time would become, a Material Uncured Breach, which notice shall describe in reasonable detail the nature of the breach and the date on which it occurred (or is expected to occur).

(ii) Optional Election to Seek Specific Performance. Notwithstanding Section 3.01(b)(i), in lieu of accepting the Early Termination Payment, the TRA Representative may, by written notice to PubCo delivered within thirty (30) days after receipt of the applicable Early Termination Notice, elect on behalf of all (but not less than all) Affected TRA Holders to seek specific performance of the terms of this Agreement, in which case (A) Section 3.01(b)(i) shall not apply to such Material Uncured Breach, (B) this Agreement shall continue to apply with respect to the Affected TRA Holders as if the Material Uncured Breach had not occurred, and (C) the TRA Representative’s election shall be without prejudice to its right to make a different election upon a separate Material Uncured Breach.

Section 3.02 Early Termination Notices and Early Termination Schedules.

(a) Early Termination Notice. Within thirty (30) days after any Early Termination Event, PubCo shall deliver to the TRA Representative (1) a notice (an “Early Termination Notice”) specifying (i) such early termination and (ii) the date on which the termination of rights is to be effective (the “Early Termination Date”) and (2) a schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to each Affected TRA Holder as determined in accordance with Section 3.03(a) (the “Early Termination Schedule”). The Early Termination Date shall be (x) the date of the Material Uncured Breach of this Agreement, in the case of a Material Uncured Breach, and (y) the date specified in the Early Termination Notice (which shall not be less than thirty (30) days and not more than sixty (60) days after the date of the Early Termination Notice), in the case of an Elective Early Termination Event.

(b) Early Termination Schedule.

(i) Finalization of Early Termination Schedule; Disputes. The applicable Early Termination Schedule delivered to the TRA Representative pursuant to Section 3.02(a) shall become final and binding on PubCo and the Affected TRA Holder thirty (30) days after the TRA Representative receives that Early Termination Schedule, unless the TRA Representative, within thirty (30)

days after receiving the Early Termination Schedule, (1) provides PubCo with written notice of one or more material objections to that Early Termination Schedule made in good faith, together with a detailed written explanation of the objection and the TRA Representative’s alternative approach to the matter to which the TRA Representative is objecting (a “Material Objection Notice”) or (2) provides PubCo with a written confirmation of its agreement to that Early Termination Schedule (in which case that Early Termination Schedule shall become final and binding on the date the confirmation is received by PubCo). If PubCo and the TRA Representative are unable to successfully resolve one or more issues raised in the Material Objection Notice within thirty (30) days after receipt by PubCo of the Material Objection Notice, PubCo and the TRA Representative shall employ the Dispute Resolution Procedures set forth in Section 6.09, in which case such Early Termination Schedule shall become final and binding ten (10) days after the conclusion of the Dispute Resolution Procedures.

(ii) Amendment of Early Termination Schedule. After finalization of an Early Termination Schedule in accordance with Section 3.02(b)(ii), any Early Termination Schedule shall be amended by PubCo at any time before the Early Termination Payment is made (A) if PubCo identifies (or if the TRA Representative notifies PubCo of) any material inaccuracies in that Early Termination Schedule, (B) to comply with the Expert’s or the Arbitrators’ determination under the Dispute Resolution Procedures, or (C) in connection with a Determination affecting that Early Termination Schedule. Any amendment shall be subject to the procedures of Section 3.02(b)(ii) (which shall apply to the amendment of an Early Termination Schedule, mutatis mutandis) and the Dispute Resolution Procedures set forth in Section 6.09.

Section 3.03 Early Termination Payment.

(a) Amount and Timing of Early Termination Payment. No later than ten (10) Business Days after an Early Termination Schedule delivered to an Affected TRA Holder becomes final in accordance with Section 3.02(b)(ii), PubCo shall pay to each Affected TRA Holder an amount equal to the sum of:

(i) the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that PubCo would be required to pay to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied;

(ii) without duplication of any amounts payable by reason of Section 3.03(a)(i), (x) any Tax Benefit Payment agreed to by PubCo and such Affected TRA Holder as due and payable but unpaid as of the date of such Early Termination Event and (y) any Tax Benefit Payment due to such Affected TRA Holder for the Taxable Year ending with or including the date of such Early Termination Event; and

(iii) the Early Termination Additional Amount.

(b) Effect of Early Termination Payment. Upon payment of the Early Termination Payment by PubCo, neither the TRA Holder nor PubCo shall have any further rights or obligations under this Agreement with respect to the rights under this Agreement that have been terminated in accordance with Section 3.01 (and the associated payments that otherwise would have been made).

Section 3.04 Change of Control.

(a) General Rule. If there is a Change of Control, all payment obligations under this Agreement arising from and after the date of the Change of Control shall be calculated (i) using the Valuation Assumptions, substituting the term “the closing date of a Change of Control” each place the phrase “Early Termination Date” appears, (ii) assuming that each outstanding Class M Unit, if any, is converted into a Class B Unit under the LLC Agreement and that the resulting Class B Unit is immediately Exchanged as described in clause (iii) of this Section 3.04(a), and (iii) assuming that each Class B Unit, including each Class B Unit resulting from a deemed conversion of a Class M Unit under clause (ii), that has not yet been Exchanged has been Exchanged for the Fair Market Value of the Class A Shares and the amount of cash that would have been transferred if the Exchange had occurred at the time of the Change of Control. A Change of Control does not accelerate any obligation under this Agreement or cause any payment to become immediately due and payable.

(b) Special Rule for Conversions and Exchanges. If a conversion of Class M Units to Class B Units or an Exchange occurs after the event of a Change of Control, then, notwithstanding anything to the contrary in this Agreement, all payments with respect to such Units shall be determined in accordance with Section 3.04(a).

(c) Optional Waiver. Notwithstanding anything to the contrary stated elsewhere in this Agreement, the TRA Representative shall have the right to waive the application of Section 3.04(a) with respect to a Change of Control. Any waiver of the application of Section 3.04(a) by the TRA Representative shall be exercised on a uniform and proportionate basis with respect to all TRA Holders, and the TRA Representative shall not be entitled to deliver a waiver of the application of this Section 3.04(a) that affects any TRA Holder or group of TRA Holders other than uniformly and proportionately with all other TRA Holders.

ARTICLE IV

SUBORDINATION AND LATE PAYMENTS

Section 4.01 Subordination; Priority. Any Tax Benefit Payment or Early Termination Payment required to be paid by PubCo to a TRA Holder under this Agreement shall rank (a) subordinate and junior in right of payment to any principal, interests, or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of PubCo, (b) pari passu with each other Tax Benefit Payment or Early Termination Payment and with all current or future unsecured obligations of PubCo that are not principal, interest, or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of PubCo, and (c) senior to equity interests in PubCo.

Section 4.02 Late Payments by PubCo. The amount of all or any portion of any amount due under the terms of this Agreement that is not paid to any TRA Holder when due shall be payable, together with any interest thereon computed at the Default Rate commencing from the date on which such payment was due and payable. Notwithstanding the preceding sentence, the Default Rate shall not apply (and the Agreed Rate shall apply) to any late payment that is late solely as a result of (i) a prohibition, restriction, or covenant under any credit agreement, loan agreement, note, indenture, or other agreement governing indebtedness of PubCo, the Company, or any of their respective Subsidiaries or (ii) restrictions under applicable law.

Section 4.03 Manner of Payment. All payments required to be made to a TRA Holder pursuant to this Agreement will be made by electronic payment of immediately available funds to a bank account previously designated and owned by such TRA Holder or, if no such account has been designated, by check payable to such TRA Holder at the address provided by the TRA Holder. PubCo shall be entitled to rely on the information previously provided by a TRA Holder unless and until the TRA Holder provides new payment information to PubCo in accordance with Section 6.01.

ARTICLE V

PREPARATION OF TAX RETURNS; COVENANTS; TRA REPRESENTATIVE

Section 5.01 No Participation by TRA Holder in PubCo’s and the Company’s Tax Matters.

(a) General Rule. Except as otherwise provided in this Article V, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo and the Company, including, without limitation, the preparation, filing, and amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes.

(b) Notification and Participation Rights of the TRA Representative.

(i) Information Rights. PubCo shall notify the TRA Representative of, and keep the TRA Representative reasonably informed with respect to, the portion of any audit or other Tax proceeding of PubCo and the Company by a Taxing Authority, the outcome of which is reasonably expected to materially affect one or more TRA Holders’ rights and obligations under this Agreement. PubCo shall inform the TRA Representative and the TRA Representative shall have the right to monitor (but not to control) any portion of any such audit or other Tax proceeding at the TRA Representative’s own expense.

(ii) Participation Rights. Without limiting the generality of Section 5.01(b)(i), PubCo shall (1) provide to the TRA Representative reasonable opportunity to provide information and other input to PubCo and its advisors concerning the conduct of any such portion of any such audit or other Tax proceeding, and (2) not settle or fail to contest any issue in any such portion of such audit or other Tax proceeding without the prior written consent of the TRA Representative (such consent not to be unreasonably withheld, conditioned, or delayed). If PubCo provides written notice that it intends to settle or otherwise dispose of a particular issue and the TRA Representative fails to respond within fifteen (15) days of PubCo’s provision of the notice, the TRA Representative shall be deemed to have consented to the proposed settlement or other disposition.

(iii) Coordination. This Section 5.01(b) shall not be construed in a manner that requires (or prohibits) PubCo from taking (or refraining to take) any action in connection with an audit or other Tax proceeding that is inconsistent with any provision of this Agreement or the LLC Agreement.

Section 5.02 Consistency. PubCo and the TRA Holders agree to report and cause to be reported for all purposes, including for U.S. federal, state, local, and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by PubCo in any schedule provided by or on behalf of PubCo under this Agreement unless PubCo or a TRA Holder receives a written opinion from an Advisory Firm that reporting in such manner would result in an imposition of penalties pursuant to the Code at a “should” (or higher) level of comfort. With respect to any written opinion received by a TRA Holder, that written opinion shall, as a condition to taking that inconsistent position, be provided to PubCo on a non-reliance basis. Any dispute concerning such written opinion shall be subject to the Dispute Resolution Procedures set forth in Section 6.09.

Section 5.03 Cooperation. Each TRA Holder shall (a) furnish to PubCo in a timely manner such information, documents, and other materials, not to include such TRA Holder’s personal Tax Returns, as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, or contesting or defending any audit, examination, or controversy with any Taxing Authority, (b) make itself available to PubCo and its representatives to provide explanations of documents and materials and such other information as PubCo or its representatives may reasonably request in connection with any of the matters described in clause (a) of this Section 5.03, and (c) reasonably cooperate in connection with any such matter. PubCo shall reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred by the TRA Holder in complying with this Section 5.03.

Section 5.04 Section 754 Election. PubCo shall (a) ensure that the Company and each of its Subsidiaries (if any) that is classified as a partnership for U.S. federal income Tax purposes has in effect an election pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for each Taxable Year that includes the effective date of each of the Blocker Mergers and each Taxable Year in which an Exchange occurs and (b) use commercially reasonable efforts to ensure that, on and after the date of this Agreement and continuing throughout the term of this Agreement, any entity in which the Company holds a direct or indirect interest that is classified as a partnership for U.S. federal income Tax purposes that is not a Subsidiary (as defined in this Agreement) will have in effect an election pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law).

Section 5.05 Available Cash. PubCo shall use reasonable best efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement, including using reasonable best efforts to determine that there is Available Cash and to cause the Company to make distributions to PubCo (and any Subsidiaries to make direct or indirect distributions to the Company) to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture, or other agreement governing indebtedness of PubCo, the Company, or any of their respective Subsidiaries or (b) restrictions under applicable law. No provision of this Agreement is intended to or shall be construed as imposing any duty or obligation on PubCo or the Company to borrow funds or otherwise raise capital to satisfy PubCo’s obligations under this Section 5.05.

Section 5.06 TRA Representative.

(a) Power of the TRA Representative; Reliance by PubCo. A decision, act, consent, or instruction of the TRA Representative shall constitute a decision of all TRA Holders and shall be final, binding, and conclusive upon each TRA Holder. PubCo may rely upon any decision, act, consent, or instruction of the TRA Representative as being the decision, act, consent, or instruction of each TRA Holder.

(b) Scope of Liability. The TRA Representative shall not be liable to any TRA Party for any act of the TRA Representative arising out of, or in connection with, the reasonable and good faith administration of its rights and duties under this Agreement.

(c) Expenses and Indemnification of the TRA Representative. To the fullest extent permitted by law, PubCo shall pay or, if the TRA Representative pays, indemnify and reimburse the TRA Representative for, all liability and loss and all reasonable and contemporaneously documented out-of-pocket costs and expenses, including out-of-pocket legal and accounting fees, arising from claims in connection with the TRA Representative’s reasonable and good faith exercise of its rights and duties under this Agreement. The TRA Representative shall not be entitled to any compensation for its services as TRA Representative.

(d) Advisors to the TRA Representative. In performing its duties under this Agreement, the TRA Representative shall consult with and shall rely on the advice of Deloitte & Touche LLP, or another nationally recognized law and accounting firm reasonably approved by PubCo (such approval not to be unreasonably withheld, conditioned, or delayed).

(e) Successor TRA Representative. If at any time the TRA Representative is unable or unwilling to serve in such capacity, the Person then serving as the TRA Representative may appoint a successor. If the departing TRA Representative fails to appoint a successor before the effective date of the termination of its tenure, PubCo shall appoint the successor. If PubCo fails to appoint a successor TRA Representative within fifteen (15) days after that termination, the TRA Representative shall be the TRA Holder that would be entitled to receive the largest Early Termination Payment that would be payable to any TRA Holder if PubCo exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

if to PubCo, to:

ERock, Inc.

1113 Vine St., Suite 101

Houston, TX 77002

Attention: General Counsel

E-mail: [●]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Suite 2100

Dallas, TX 75201-2923

Phone: +1.214.698.3232; +1.212.351.3967

Fax: +1.214.571.2942

Attention: Michael Q. Cannon; James Jennings

E-mail: mcannon@gibsondunn.com; jjennings@gibsondunn.com

if to the Company, to:

Enchanted Rock Holdings, LLC

1113 Vine St., Suite 101

Houston, TX 77002

Attention: General Counsel

E-mail: [●]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Suite 2100

Dallas, TX 75201-2923

Phone: +1.214.698.3232; +1.212.351.3967

Fax: +1.214.571.2942

Attention: Michael Q. Cannon; James Jennings

E-mail: mcannon@gibsondunn.com; jjennings@gibsondunn.com

if to the TRA Representative, to:

the address provided to PubCo at the time of the TRA Representative’s appointment in accordance with the definition of TRA Representative.

if to the TRA Holder(s), to:

the address set forth for such TRA Holder in the records of the Company.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 6.02 Bank Account Information. PubCo may require each TRA Holder to provide its bank account information to facilitate wire transfers. PubCo shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 6.03 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 6.04 Entire Agreement; Third-Party Beneficiary. The provisions of this Agreement, the LLC Agreement, the Transaction Agreements, and the other writings referred to in this Agreement or delivered pursuant to this Agreement which form a part of this Agreement contain the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior oral and written agreements and memoranda and undertakings among the parties to this Agreement with regard to such subject matter. Except as expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party to this Agreement nor create or establish any third-party beneficiary to this Agreement.

Section 6.05 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 6.06 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party to this Agreement shall take all necessary action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 6.07 Assignment; Amendments; Waiver of Compliance; Successors and Assigns.

(a) Assignment.

(i) General Rule. Except as provided in Section 6.07(a)(ii), no TRA Holder may, directly or indirectly, assign, sell, pledge, or otherwise alienate or transfer any of its interests in this Agreement, including the right to receive Tax Benefit Payments under this Agreement, to any person without the prior written consent of PubCo.

(ii) Assignments in Connection with Transfers of Class B or Class M Units. In connection with any transfer of Class B Units or Class M Units in accordance with the terms of the LLC Agreement, as a condition to that transfer, the applicable TRA Holder shall assign to the transferee the corresponding portion of that TRA Holder’s rights under this Agreement with respect to such transferred Class B Units or Class M Units.

(iii) Joinder. Notwithstanding anything to the contrary in this Agreement, any assignment or transfer of rights under this Agreement by a TRA Holder shall be void unless the assignee or transferee, as applicable, executes and delivers a joinder to this Agreement agreeing to become a TRA Holder for all purposes of this Agreement (except as otherwise provided in such joinder), with such joinder being, in form and substance, reasonably satisfactory to PubCo.

(iv) Assignment by PubCo. PubCo may not assign any of its rights or obligations under this Agreement to any person without the prior written consent of the TRA Representative (such consent not to be unreasonably withheld, conditioned, or delayed). Any purported assignment by PubCo in violation of this Section 6.07(a)(iv) shall be void.

(b) Amendments.

(i) General Rule. No provision of this Agreement may be amended unless such amendment is approved in writing by PubCo, the Company, and the TRA Representative (such approval not to be unreasonably withheld, conditioned, or delayed).

(ii) Amendments with Disproportionate Adverse Effect. In addition to the requirements in Section 6.07(b)(i), if a proposed amendment would have a disproportionate adverse effect on the payments one or more TRA Holders will or may receive under this Agreement, such amendment shall not be effective without the written consent of a majority of the TRA Holders who would be disproportionately and adversely affected. A TRA Holder shall not be deemed to be disproportionately and adversely affected solely by reason of (x) having Exchanged Class B Units in different quantities or at different times, (y) participating in the Blocker Mergers as opposed to exchanging Class B Units (or vice versa), or (z) having different amounts of Tax Assets attributable to it, in each case as compared to other TRA Holders.

(c) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement, or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Successors and Assigns.

(i) Except as otherwise provided in this Agreement, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties to this Agreement.

(ii) PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, division, conversion, or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

Section 6.08 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.09 Dispute Resolution.

(a) Disputes as to Interpretation and Calculations.

(i) If PubCo and the TRA Representative are unable to resolve a disagreement with respect to any Initial Asset Schedule, Exchange Basis Schedule, Tax Benefit Schedule, Amended Schedule, or Early Termination Schedule (a “Reconciliation Dispute”) within thirty (30) days of the delivery of an Objection Notice or Material Objection Notice, the Reconciliation Dispute shall be submitted for determination to the Expert.

(ii) The “Expert” shall be KPMGor, if mutually agreed by PubCo and the TRA Representative, another nationally recognized accounting firm or law firm (other than the Advisory Firm or any firm then serving as outside auditor or regular tax advisor to PubCo or the TRA Representative). The Expert shall not have any material relationship with PubCo or the TRA Representative, or any other actual or potential conflict of interest, unless PubCo and the TRA Representative agree otherwise in writing. PubCo and the TRA Representative agree and acknowledge that, as of the date of this Agreement, neither PubCo nor the TRA Representative have a material relationship with PubCo or the TRA Representative or any other actual or potential conflict of interest with KPMG, and will each use commercially reasonable efforts to avoid taking actions that would reasonably be expected to create a relationship with, or result in another actual or potential conflict of interest with, KPMG serving as the Expert. If KPMG determines that it is unable or unwilling to serve as the Expert, it shall promptly notify PubCo and the TRA Representative in writing within five (5) days after receiving a party’s written notice of a Reconciliation Dispute. If KPMG cannot serve as the Expert, and PubCo and the TRA Representative are unable to agree on an Expert within five (5) days after receiving notice of the same from KPMG, the American Arbitration Association (“AAA”) shall provide a list of nationally recognized accounting firms or law firms that satisfy the qualifications set forth in this Section 6.09(a)(ii), from which PubCo and the TRA Representative shall jointly select the Expert within five (5) days (failing which the AAA shall designate the Expert from such list).

(iii) Within ten (10) days after the appointment of the Expert who will resolve the Reconciliation Dispute (“Appointment Date”), each of PubCo and the TRA Representative shall simultaneously submit to the Expert and the other party a written statement of its position with respect to the Reconciliation Dispute, together with any supporting documentation. No party shall have the right to submit any additional written materials or presentations without the prior written consent of the other party and the Expert.

(iv) The Expert shall resolve any Reconciliation Dispute as soon as reasonably practicable (and in all events within thirty (30) days of the Appointment Date). The Expert’s determination shall be final and binding on all of the parties to this Agreement absent manifest error. The Expert shall not be required to provide a reasoned decision unless otherwise agreed in writing by PubCo and the TRA Representative. Any dispute as to whether a matter constitutes a Reconciliation Dispute within the meaning of this Section 6.09(a) shall be decided by the Expert.

(b) General Disputes - Arbitration.

(i) Any and all disputes, controversies, or claims arising out of, relating to, or in connection with this Agreement, or the interpretation, breach, termination, or validity of this Agreement, in each case that are not Reconciliation Disputes (including any dispute regarding the validity, scope, or enforceability of this arbitration provision) (each, a “Dispute”), shall, after PubCo and the TRA Representative have first attempted in good faith to resolve the Dispute through direct negotiation for a period of not less than thirty (30) days following written notice by one party to the other of the existence of such Dispute (a “Dispute Notice”), be finally resolved by binding arbitration. The thirty (30) day period of direct negotiation provided in the preceding sentence shall be applied without duplication of any negotiating periods provided for elsewhere in this Agreement.

(ii) Any Dispute referred to arbitration in accordance with Section 6.09(b)(i) shall be resolved by a panel of three (3) arbitrators (the “Arbitrators”) who shall be appointed by PubCo and the TRA Representative within fifteen (15) days after receipt by either party of a copy of the demand for arbitration. Each Arbitrator shall (A) be a lawyer admitted to practice in the State of New York, (B) not have any material relationship with PubCo or the TRA Representative, or any other actual or potential conflict of interest, and (C) be experienced in complex commercial transactions, with particular experience in corporate or partnership tax matters, private equity transactions, or mergers and acquisitions.

(iii) Within five (5) days of the receipt of the copy of the demand for arbitration, the party that issued the Dispute Notice (the “Initiating Party”) shall appoint one (1) Arbitrator by written notice to the other party (such party, the “Responding Party” and such notice, the “Initial Appointment Notice”). Within five (5) days following the Responding Party’s receipt of the Initial Appointment Notice, the Responding Party shall appoint a second Arbitrator. If either the Initiating Party or Responding Party fail to appoint the Arbitrator that it is entitled to appoint within the time limits prescribed under the preceding two sentences, the other party may cause the AAA to appoint the Arbitrator that the delinquent party was entitled to appoint. Within five (5) days following the appointment described in the immediately preceding sentence, the Arbitrators appointed by the Initiating Party and the Responding Party shall jointly appoint a third Arbitrator. Unless PubCo and the TRA Representative have agreed in writing to extend the fifteen (15)-day time period, any Arbitrator that has not been appointed within fifteen (15) days of a party’s receipt of a copy of the demand for arbitration shall be appointed by AAA in accordance with the listing, striking and ranking procedure in the AAA Commercial Arbitration Rules, with each party being given a limited number of peremptory strikes and unlimited strikes for cause.

(iv) The Arbitrators may, with the prior written consent of PubCo and the TRA Representative, delegate some or all issues under dispute to the Expert. The Arbitrators shall delegate to the Expert any issue relevant to a Dispute that relates to the application or interpretation of Tax law if none of the Arbitrators is a tax lawyer. Any issue delegated to the Expert shall be treated as a Reconciliation Dispute for all purposes of this Agreement and resolved under Section 6.09(a).

(v) The AAA’s Commercial Arbitration Rules shall govern the conduct and procedures of the arbitration proceedings, and the Arbitrators shall be required to follow the laws of the state of Delaware, notwithstanding any Delaware choice-of-law rules. The seat of the arbitration will be New York, and the venue of the arbitration will be New York City.

(vi) The Arbitrators shall render a final award within ninety (90) days after the constitution of the tribunal (or such longer period as PubCo and the TRA Representative may agree in writing). The arbitral award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The Arbitrators shall not be permitted to award punitive, non-economic, or any non-compensatory damages. Judgment on the award may be entered in any court of competent jurisdiction.

(c) Confidentiality. The Expert and each Arbitrator shall agree, as a condition of appointment, to hold in confidence all information received during the expert determination or arbitration. PubCo and the TRA Representative shall not disclose, and shall cause their representatives not to disclose, the existence, subject matter, evidence, documents, submissions, or results of any expert determination or arbitration proceeding to any non-party, except (i) to such party’s professional advisors and representatives who have a need to know such information and who are bound by confidentiality obligations no less restrictive than those set forth in this Agreement, (ii) as may be required by applicable law, regulation, legal process, or the rules of any stock exchange on which any party’s securities are listed, (iii) in connection with the enforcement of any expert determination or arbitral award, or (iv) with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed). If PubCo or the TRA Representative intend to make a disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), that party shall use reasonable efforts to give the other party reasonable advance written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(d) Binding Resolution. The determinations of the Expert or the Arbitrators under this Section 6.09 shall be (i) final and binding on PubCo, the TRA Representative, and each TRA Holder, (ii) not subject to appeal or review except on the grounds set forth in Sections 10 and 11 of the Federal Arbitration Act, and (iii) enforceable in any court of competent jurisdiction as if that determination were a final arbitral award rendered under the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e) Costs. The costs and expenses of engaging the Expert or the Arbitrators shall be borne fifty percent (50%) by PubCo and fifty percent (50%) by the TRA Representative. Each of PubCo and the TRA Representative shall bear its own costs and expenses (including fees of counsel and advisors) incurred in connection with any Reconciliation Dispute or any Dispute. Notwithstanding the previous sentence, any costs or fees (including all attorneys’ fees and expenses) incident to enforcing an award under this Section 6.09 shall be charged against the party resisting such enforcement.

(f) Provisional Relief; Enforcement. Notwithstanding Sections 6.09(a) and (b), any party may, at any time, bring an action or special proceeding in any court of competent jurisdiction for the purpose of (i) compelling another party to submit to expert determination or arbitration in accordance with this Section 6.09, (ii) seeking temporary, preliminary, or emergency injunctive or other provisional relief in aid of or pending any expert determination or arbitration, or (iii) enforcing any expert determination or arbitral award. For purposes of any such action or proceeding, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, and waives any objection to venue or on the grounds of forum non conveniens. Proof of actual damages shall not be a prerequisite to obtaining provisional relief.

(g) No Participation by TRA Holders. Notwithstanding anything to the contrary in this Agreement, in connection with any Reconciliation Dispute or Dispute, the TRA Representative shall represent the interests of any TRA Holder(s) and no TRA Holder shall individually have the right to participate in any Reconciliation Dispute or Dispute.

Section 6.10 Withholding.

(a) General Rule. Notwithstanding anything to the contrary in this Agreement, PubCo shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts, if any, as PubCo determines that it is required to deduct and withhold under applicable law. If amounts are so deducted or withheld, such amounts will be timely paid over to the appropriate Taxing Authority by PubCo and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Except to the extent withholding is required (1) as a result of a TRA Holder’s failure to comply with the provisions of Section 6.10(b), (2) on account of payments Attributable to Imputed Interest that are made to a TRA Holder that is (or that is disregarded as separate from) a nonresident alien individual or foreign partnership (within the meaning of Section 1441(a) of the Code) or a foreign corporation (within the meaning of Section 1442 of the Code) or (3) under Sections 1471 or 3406 of the Code, before any withholding is made pursuant to this Section 6.10, PubCo shall use commercially reasonable efforts to (i) notify the applicable TRA Holder and (ii) cooperate in good faith with such TRA Holder to avoid such withholding.

(b) Tax Withholding Forms. Each TRA Holder shall promptly provide PubCo and any other applicable withholding agent with any necessary Tax forms, in form and substance reasonably acceptable to PubCo (or the applicable withholding agent), as PubCo (or the applicable withholding agent) may request from time to time in determining whether any Tax deductions and withholdings are required under any applicable law. Without limiting the generality of the preceding sentence, on or before the date on which a TRA Holder becomes a TRA Holder under this Agreement (and from time to time thereafter), that TRA Holder shall provide to PubCo either (i) a properly completed and duly executed IRS Form W-9 certifying, among other matters, a complete exemption from U.S. federal backup withholding Taxes or (ii) an applicable IRS Form W-8, together with any required documentation establishing any exemptions to which that TRA Holder (or its regarded owner) is entitled, including under Sections 871(h) and 881(c) of the Code or any applicable double taxation treaty to which the United States is a party.

Section 6.11 Confidentiality.

(a) General Rule. Each TRA Holder and each of their assignees acknowledges and agrees that the information received with respect to PubCo and the Company is confidential and, except in the course of performing any duties as necessary for PubCo, the Company and their Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any matters or information of PubCo or the Company, or the Affiliates or successors of PubCo or the Company, or the other TRA Holders acquired pursuant to this Agreement, which information includes marketing, investment, performance data, credit and financial information and other business affairs of PubCo or the Company, or the Affiliates, or successors of PubCo or the Company, or the other TRA Holders.

(b) Exceptions. This Section 6.11 shall not apply to (i) any information that has been made publicly available by PubCo, the Company, or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement), or is generally known to the business community and (ii) the disclosure of information necessary for a TRA Holder to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority, or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary in this Section 6.11, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (x) PubCo, the Company, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Holders relating to such Tax treatment and Tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.11, PubCo shall have the right and remedy to have the provisions of this Section 6.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 6.12 LLC Agreement. For U.S. federal income Tax purposes, if this Agreement imposes obligations upon the Company or a member of the Company, this Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 6.13 Joinder. The Company shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Company to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Company by such Person, and such Person shall be treated as a TRA Holder for all purposes of this Agreement.

Section 6.14 Survival. If this Agreement is terminated pursuant to Article III, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 6.05, Section 6.09, Section 6.11, and this Section 6.14.

Section 6.15 Changes in Law.

(a) Voluntary Terminations. Notwithstanding anything in this Agreement to the contrary, if a TRA Holder reasonably believes that, as a result of an actual or proposed change in law, the existence of this Agreement would cause income (other than income arising from receipt of a payment under this Agreement) to be recognized by that TRA Holder (or by direct or indirect equity holders in that TRA Holder) in connection with any Exchange or the Blocker Mergers to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal Tax purposes, or would have other material adverse Tax consequences to that TRA Holder (or any direct or indirect owner of that TRA Holder), then that TRA Holder shall have the right, by written election in its sole discretion (in an instrument signed by that TRA Holder and delivered to PubCo) to cause this Agreement to (i) cease to have further effect with respect to such TRA Holder, (ii) not apply to an Exchange by such TRA Holder occurring after a date specified by such TRA Holder, or (iii) otherwise be amended in a manner reasonably determined by such TRA Holder with the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned, or delayed) as it relates to such TRA

Holder. No amendment under clause (iii) may (x) increase any payment owed by PubCo under this Agreement, at any time, above the amount or accelerate the timing of any payment that would have been due absent that amendment or (y) adversely affect any other TRA Holder. A voluntary termination of rights by a TRA Holder under clause (i) or (ii) does not constitute or cause a termination or acceleration event under Article III.

(b) Cooperation. If PubCo or the TRA Representative reasonably determines that an actual change in law would reasonably be expected to materially undermine, distort, or render inoperative the methodologies prescribed by this Agreement (including the calculation of the Actual Tax Liability, the Hypothetical Tax Liability, the Realized Tax Benefit, the Realized Tax Detriment, or any Tax Benefit Payment), then PubCo and the TRA Representative shall cooperate reasonably and in good faith to negotiate and enter into an amendment to this Agreement to modify the affected provisions in a manner that, to the greatest extent reasonably practicable, preserves the fundamental results and original intent of the parties as in effect immediately prior to such change in law. For purposes of Section 6.07(b), the determination of whether a TRA Holder is adversely or disproportionately affected by a proposed amendment contemplated by this Section 6.15(b) shall be made based on the rights and obligations of the TRA Holders as if the relevant change in law had not occurred.

Section 6.16 Interpretation. Except as the context otherwise requires, the following rules of interpretation apply in this Agreement:

(a) the words “herein,” “hereto,” “hereof,” and “hereunder,” and similar words, refer to this Agreement as a whole and not to a particular provision of this Agreement;

(b) the headings are for convenience only and do not affect the interpretation of this Agreement;

(c) a defined term includes its singular and plural forms;

(d) words importing a gender include all genders;

(e) a reference to “dollars” or “$” is to the lawful currency of the United States of America;

(f) a reference to an Article, Section, subsection, clause, Annex, or Exhibit is to an Article, Section, subsection, clause, Annex, or Exhibit of this Agreement;

(g) the words “include” and “including” are by way of example and not limitation and are deemed followed by “without limitation”;

(h) the word “if” means “if and only if,” and similar words have corresponding meanings;

(i) the word “or,” when used in a list of two or more items, is inclusive and permits any combination of the listed items;

(j) “documents” includes instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, whether in physical or electronic form;

(k) a reference to a “day” or “Business Day” means the entire day, measured from midnight to midnight;

(l) in calculating a period from one date to a later date, “from” means “from and including,” “to” and “until” each mean “to but excluding,” and “through” means “to and including.” Time is of the essence with respect to all dates, deadlines, and time periods in this Agreement;

(m) if the date for giving a notice or taking an action is not a Business Day, or if a period during which a notice must be given or an action taken expires on a day that is not a Business Day, that date is automatically extended to the next Business Day;

(n) a reference to a statute or statutory provision is to that statute or provision, as amended, extended, re-enacted, or consolidated from time to time, and to any statutory instrument or order made under it;

(o) unless this Agreement expressly provides otherwise, a reference to organizational documents, an agreement (including this Agreement), or another contractual instrument includes any subsequent amendment, restatement, extension, supplement, or other modification of that document or instrument; and

(p) unless this Agreement specifies otherwise, a reference to a party to this Agreement or to another document or agreement includes that party’s successors and permitted assigns.

ARTICLE VII

DEFINITIONS

As used in this Agreement, the terms set forth in this Article VII shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” is defined in Section 1.02.

“Additional Amount” means, with respect to a given Taxable Year, the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Tax Return with respect to Taxes for the most recently ended Taxable Year until the date on which the payment is required to be made. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the Additional Amount shall equal the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 1.03(b) until the date on which the payment is required to be made, reduced to account for any payment of Additional Amount made in respect of the original Tax Benefit Schedule.

“Adjusted Asset” means any asset with respect to which a Basis Adjustment is made.

“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is selected by PubCo (or, in the case of a written opinion obtained by a TRA Holder under Section 5.02, that is selected by the relevant TRA Holder and is reasonably acceptable to PubCo).

“Affected TRA Holder” means each TRA Holder whose rights under this Agreement are being terminated as a result of an Early Termination Event or Material Uncured Breach.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus three hundred (300) basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 1.03(c).

“Arbitrators” is defined in Section 6.09(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the tax rate equal to the sum of the products of (x) the Company’s income and franchise Tax apportionment percentage(s) for each U.S. state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year, and (y) the highest marginal corporate income and franchise Tax rate(s) for each such U.S. state and local jurisdiction in which the Company files income or franchise Tax Returns for each such relevant Taxable Year. The Assumed State and Local Tax Rate calculated pursuant to the preceding sentence shall be reduced by the assumed U.S. federal Tax benefit received by PubCo with respect to U.S. state and local jurisdiction income and franchise Taxes, calculated as the product of (a) PubCo’s marginal U.S. federal Tax rate for such Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this sentence).

“Attributable” means the portion of any Tax Assets of PubCo that is “Attributable” to a TRA Holder, determined under the following principles:

(i) any Tax Assets with respect to Blockers shall be determined separately with respect to each Blocker and shall be Attributable to the Blocked TRA Holders of each Blocker that, but for the participation of a Blocker and the relevant Blocked TRA Holders in the Blocker Mergers, PubCo would not have had the use of such Tax Assets;

(ii) any Tax Assets with respect to Exchanges shall be determined separately with respect to each Exchange and shall be Attributable to each Exchange in an amount equal to the total Basis Adjustments relating to such Class B Units delivered to PubCo in the Exchange.

“Available Cash” means all cash and cash equivalents of PubCo on hand, less (i) the amount of cash reserves reasonably established in good faith by PubCo to provide for the proper conduct of business of PubCo (including paying creditors) and (ii) any amount PubCo cannot pay to a TRA Holder by reason of (A) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or PubCo or (B) restrictions under applicable law.

“Basis Adjustment” means any adjustment under Sections 732, 734, or 743 of the Code (as applicable) as a result of (a) an Exchange or (b) the Blocker Mergers (including any adjustment under Section 743(b) of the Code to the Class A Units that PubCo directly or indirectly owns as a result of the Blocker Mergers).

“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.

“Blocked TRA Holders” means the holders of Class A Units set forth on Schedule A or their successors and assigns.

“Blocker” means an entity classified as a corporation for U.S. federal income Tax purposes and listed on Schedule B.

“Blocker Mergers” is defined in the recitals to this Agreement.

“Board” means the board of directors of PubCo.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions to the Exchange Act, excluding any TRA Party or any group of TRA Parties, becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than fifty percent (50%) of the combined voting power of PubCo’s then-outstanding voting securities;

(b) the following individuals cease for any reason to constitute a majority of the directors of PubCo then serving: (i) individuals who, on the Merger Date, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation) whose appointment by the Board or nomination for election by PubCo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Merger Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(c) there is consummated a merger or consolidation of PubCo or any direct or indirect Subsidiary of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of PubCo immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation;

(d) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than the sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of PubCo in substantially the same proportions as their Beneficial Ownership of such securities of PubCo immediately before such sale; or

(e) the U.S. federal Tax treatment or taxation of PubCo changes (including by election) in a manner that would reasonably be expected to materially and adversely affect the payments under this Agreement.

“Class A Shares” means shares of Class A common stock of PubCo.

“Class A Unit” has the meaning given to that term in the LLC Agreement.

“Class B Unit” has the meaning given to that term in the LLC Agreement.

“Class M Unit” has the meaning given to that term in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor or replacement statute.

“Company” is defined in the preamble to this Agreement.

“Consolidated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays Taxes as an affiliated group, consolidated group, combined group, unitary group, or other group pursuant to any applicable law, including (a) Section 1501 et seq. of the Code and (b) any similar, analogous, or corresponding provisions of state, local, or non-U.S. law.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Tax Return” means a Tax Return of PubCo.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of (a) the cumulative amount of Realized Tax Benefits, if any, for all Taxable Years of PubCo, including such Taxable Year, over (b) the cumulative amount of Realized Tax Detriments, if any, for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“day” means a calendar day.

“Deconsolidation” means, with respect to a Consolidated Group of which PubCo is a member, (a) the exit from that Consolidated Group by one or more member(s) of that Consolidated Group, solely to the extent that the departing member(s) directly or indirectly own (or are treated as directly or indirectly owning) Units or Adjusted Assets at the time of its exit from that Consolidated Group or (b) the exit from that Consolidated Group by PubCo, solely to the extent that one or more member(s) of the Consolidated Group (other than PubCo) directly or indirectly own (or are treated as directly or indirectly owning) Units or Adjusted Assets at the time of PubCo’s exit from that Consolidated Group.

“Deconsolidation Assets” means the Units or Adjusted Assets owned by the Deconsolidation Members.

“Deconsolidation Members” means, (a) in the case of a Deconsolidation described in clause (1) of the definition of Deconsolidation, the member(s) exiting the Consolidated Group, and (b) in the case of a Deconsolidation described in clause (2) of the definition of Deconsolidation, the other member(s) of the Consolidated Group that directly or indirectly own (or are treated as directly or indirectly owning) Units or Adjusted Assets.

“Deemed Early Termination Event” is defined in Section 3.01(b)(i).

“Default Rate” means SOFR plus five hundred (500) basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a)(1) of the Code (or any comparable, analogous, or similar provisions of state or local Tax law), or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.09(b).

“Dispute Resolution Procedures” is defined in Section 1.03(b).

“Early Termination Additional Amount” means, with respect to a payment under Section 3.03(a), the additional amount (calculated in the same manner as interest) payable on the payment under Section 3.03(a), calculated at the Agreed Rate from the Early Termination Date.

“Early Termination Date” is defined in Section 3.02(a).

“Early Termination Event” means an Elective Early Termination Event or a Deemed Early Termination Event.

“Early Termination Notice” is defined in Section 3.02(a).

“Early Termination Payment” means the sum of the amounts described in Section 3.03(a)(i), Section 3.03(a)(ii), and Section 3.03(a)(iii).

“Early Termination Rate” means the lesser of (i) six and one half percent (6.5%) and (ii) SOFR plus four hundred (400) basis points.

“Early Termination Schedule” is defined in Section 3.02(a).

“Elective Exchange Notice” has the meaning given to that term in the LLC Agreement.

“Exchange” means an exchange pursuant to the LLC Agreement, and any other transfer of Units for cash or otherwise, and “Exchanged” shall have a correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Basis Schedule” is defined in Section 1.03(a)(i)(B), including any Amended Exchange Basis Schedule.

“Exchange Consideration” has the meaning given to that term in the LLC Agreement.

“Exchange Date” is, with respect to any Exchange, the date of such Exchange.

“Exchangeable Unit” has the meaning given to that term in the LLC Agreement.

“Fair Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the “Fair Market Value” means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Fair Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Hypothetical Tax Liability” means Actual Tax Liability, except that all Tax Assets shall be disregarded (i.e. treated as if they do not exist) in calculating Hypothetical Tax Liability (including for purposes of the Assumed SALT Liability used to determine the Hypothetical Tax Liability).

“Imputed Interest” means any interest imputed under Sections 483, 1272, 1274 or other provision of the Code with respect to PubCo’s payment obligations under this Agreement.

“Imputed Underpayment Share” means the portion of any liability for U.S. federal, state, or local Taxes imposed directly on the Company (or the Company’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to PubCo (as determined under the Tax Annex to the LLC Agreement), in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form).

“Initial Asset Schedule” is defined in Section 1.03(a)(i)(A).

“LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company.

“Material Objection Notice” is defined in Section 3.02(b)(ii).

“Material Uncured Breach” means the occurrence of any of the following events:

(a) PubCo fails to make any payment required by this Agreement within ninety (90) days after the due date for that payment, other than a failure resulting from a lack of Available Cash despite using commercially reasonable efforts to obtain funds to make the relevant payment;

(b) this Agreement is rejected in a case commenced under the Bankruptcy Code, and PubCo does not cure the rejection within thirty (30) days after the rejection; or

(c) PubCo breaches any material obligation under this Agreement, other than an event described in clause (a) or (b), with respect to one or more TRA Holders, and PubCo does not cure that breach within thirty (30) days after receipt of notice of the breach from the applicable TRA Holder or TRA Holders.

“Merger Date” means the date of the Blocker Mergers.

“Net Tax Benefit” means, for each Taxable Year, the amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 2.01, excluding payments Attributable to any Additional Amount.

“NOLs” means the net operating losses, capital losses, or other loss carrybacks and carryforwards of the Blockers (including under Section 163(j) of the Code, but excluding any amounts under Section 174 of the Code), if any, existing at the time of the Blocker Mergers, including any such losses that PubCo succeeds to pursuant to Section 381 of the Code (and any corresponding provision of applicable state, local and/or non-U.S. Tax law).

“Objection Notice” is defined in Section 1.03(b).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Realized Tax Benefit” is defined in Section 1.01.

“Realized Tax Detriment” is defined in Section 1.01.

“Reconciliation Dispute” is defined in Section 6.09(a)(i).

“Replacement Rate” is defined in the definition of SOFR.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day as reported by the Wall Street Journal (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time). If PubCo has made the determination (such determination to be conclusive absent manifest error) that (i) SOFR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of SOFR has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then PubCo and the TRA Representative shall (as determined by PubCo and the TRA Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of PubCo, the Company, and the TRA Representative, as may be necessary or appropriate, in the reasonable judgment of PubCo and the TRA Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, if such market practice is not administratively feasible for PubCo, such Replacement Rate shall be applied as otherwise reasonably determined by PubCo and the TRA Representative.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person with respect to which such Person owns, directly or indirectly, or otherwise Controls more than fifty percent (50%) of the voting shares or other similar interests or the general partner interest or managing member or similar interest of such other Person.

“Tax Assets” means, without duplication, (a) the Basis Adjustments, (b) Imputed Interest, (c) NOLs, and (d) any other item of loss, deduction, or credit, including carrybacks and carryforwards, Attributable to any item described in clauses (a) to (c) of this definition.

“Tax Benefit Payment” means, for each Taxable Year, an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount.

“Tax Benefit Schedule” is defined in Section 1.03(a)(ii), including any Amended Tax Benefit Schedule.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, declaration of estimated Tax, and any declaration, report, or similar statement prepared or filed in connection with any Determination (including any attached schedules).

“Taxable Year” means, for PubCo or the Company, as the case may be, a taxable year as defined in Section 441(b) of the Code or comparable provisions of state or local Tax law, as applicable, ending on or after the closing date of the Blocker Mergers.

“Taxes” means any and all non-U.S., U.S. federal, state, and local taxes, assessments, or similar charges that are based on or measured with respect to net income or profits (including any (i) franchise taxes based on or measured with respect to net income or profits, (ii) corporate alternative minimum taxes, and (iii) minimum taxes imposed pursuant to Pillar Two of the OECD/G20 Base Erosion and Profit Shifting framework), and any interest, penalties, or additions related to such amounts imposed in respect thereof under applicable law.

“Taxing Authority” means any U.S. or non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means any Person (other than PubCo, its Subsidiaries, and the TRA Representative, solely in their capacity as TRA Representative) that is a party to this Agreement.

“TRA Party” means PubCo, the Company, each of the TRA Holders, the TRA Representative, and any person who becomes a party to this Agreement from time to time.

“TRA Representative” means [•] or, if it is unable or unwilling to serve as the TRA Representative, the Person designated pursuant to Section 5.06(d).

“Transaction Agreement” means, with respect to each Blocker Merger, the corresponding Agreement and Plan of Merger.

“Treasury Regulations” means the final, temporary, and (solely to the extent taxpayers are entitled to rely on them) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unblocked TRA Holder” means the Persons listed on Schedule C that hold Units on the date of this Agreement (other than PubCo or its Subsidiaries and the Blockers).

“Valuation Assumptions” means, as of the Early Termination Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Date, PubCo will have sufficient taxable income such that PubCo would be obligated to make a Tax Benefit Payment in respect of all available Tax Assets in such Taxable Year;

(b) any net operating losses and items of loss, deduction, or credit generated by a Basis Adjustment or Imputed Interest arising in a Taxable Year preceding the Taxable Year that includes the Early Termination Date will be used by PubCo ratably from the Taxable Year that includes the Early Termination Date through the earlier of (i) the scheduled expiration of such Tax item or (ii) fifteen (15) years (provided that in any year in which PubCo is unable to use the full amount of an NOL because of Sections 382, 383, or 384 of the Code (or any successor provision or other similar limitation) that it otherwise would be deemed to use under this clause (b), the amount deemed to be used for purposes of this clause (b) shall equal the amount permitted to be used in such year under Sections 382, 383, or 384 of the Code, or any successor provision or similar limitation);

(c) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Exchange Consideration that would be received if the Exchange occurred on the Early Termination Date;

(d) any non-amortizable assets (other than the equity interests in any Person that is classified as a corporation for U.S. federal income tax purposes) are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth (15th) anniversary of the applicable Exchange or deemed Exchange pursuant to clause (c) (in the case of Basis Adjustments resulting from Exchanges) or the date of the Blocker Mergers (in the case of Basis Adjustments resulting from the Blocker Mergers); and

(e) the federal income Tax rates and state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, taking into account any scheduled or imminent Tax rate increases. An “imminent” Tax rate increase is one for which both the amount and the effective time can be determined with reasonable accuracy.

[Signature page follows]

In witness whereof, the undersigned have executed this Agreement as of the date first set forth above.

PUBCO

ERock, Inc.

By:
Name:
Title:

THE COMPANY

Enchanted Rock Holdings, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA HOLDERS

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

TRA REPRESENTATIVE

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule A

Blocked TRA Holders

[See attached]

Schedule B

Blockers

[See attached]

Schedule C

Unblocked TRA Holders List

[See attached]